UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

GLYECO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On February 12, 2016, the Board of Directors of GlyEco, Inc. (the “Company”) appointed Ian Rhodes to be the Company’s Chief Financial Officer and Grant Sahag to be the Company’s President, effective February 22, 2016.

Mr. Rhodes, 43, previously served as the Chief Financial Officer of Calmare Therapeutics Incorporated, a biotherapeutic company furthering proprietary and patented pain mitigation and wound care technologies, from 2014 to 2016. As Chief Financial Officer, Mr. Rhodes was responsible for all financial and accounting matters, including SEC reporting. From 2012 to 2014, Mr. Rhodes served as an independent consultant and entrepreneur, and his activities included leading an investor / management group in assessing a potential multi-location franchised food concept. From 2009 to 2012, he served as the Vice President, Chief Accounting Officer, and Treasurer of Arch Capital, where he had overall responsibility for SEC and GAAP technical matters. Finally, from 1994 to 2009, Mr. Rhodes was with PricewaterhouseCoopers LLP, where he served as Audit Senior Manager from 2004 to 2009, during which time he worked with some of the firm’s largest and most technically challenging audit clients.

Mr. Sahag, 31, previously served as Executive Vice President and Chief Information Officer of the Company. Prior to being named as Executive Vice President and Chief Information Officer, Mr. Sahag served as Senior VP Business Development and VP International Development. Before joining the Company, Mr. Sahag was a business attorney who specialized in providing strategic business development advice to emerging growth companies. Mr. Sahag managed a practice that focused in the areas of business formation, corporate governance, mergers and acquisitions, intellectual property, strategic partnerships, and international development. Mr. Sahag's past clients included technology start-ups, retailers, U.S. and international universities, school districts, non-profit charities, and professional athletes. Mr. Sahag has lead several international initiatives, including the expansion of retail franchises into Mexico, the development of a legal practice in Asia, and supply-chain logistics strategy for a non-profit in Africa. Mr. Sahag received a Juris Doctor from Arizona State University, specializing in business law, and a B.S. in Business Administration from the University of Arizona. Mr. Sahag is President and Chairman of the non-profit charity Success Through Sports.

There are no arrangements or understandings between Messrs. Rhodes and Sahag and any other persons pursuant to which they were selected Chief Financial Officer and President, respectively. There are no family relationships between Messrs. Rhodes and Sahag and any of the Company’s directors and officers, and there are no related party transactions reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements of Certain Officers

On February 12, 2016, the Company entered into separate Employment Agreements with Messrs. Rhodes and Sahag.

Pursuant to the Employment Agreement with Mr. Rhodes, in exchange for Mr. Rhodes performance of his duties as Chief Financial Officer, the Company will compensate him with an annual base salary of $150,000. Mr. Rhodes will be granted 2% of the Company’s total outstanding shares of Common Stock, following the Company’s rights offering, as equity compensation. This stock will vest pursuant to a schedule with certain stock price thresholds that must be achieved based on a 30 trading day volume weighted average price. Mr. Rhodes will also be eligible to receive an annual cash incentive payable for the achievement of performance goals to be established by the Compensation Committee of the Company’s Board of Directors up to 40% of his salary. The Employment Agreement is for an initial term of one year and will be automatically extended on each anniversary unless earlier terminated.

Pursuant to the Employment Agreement with Mr. Sahag, in exchange for Mr. Sahag’s performance of his duties as President, the Company will compensate him with an annual base salary of $120,000. Mr. Sahag will be granted 1% of the Company’s total outstanding shares of Common Stock, following the Company’s rights offering, as equity compensation. This stock will vest pursuant to a schedule with certain stock price thresholds that must be achieved based on a 30 trading day volume weighted average price. Mr. Sahag will also be eligible to receive an annual cash incentive payable for the achievement of performance goals to be established by the Compensation Committee of the Company’s Board of Directors up to 40% of his salary. The Employment Agreement is for an initial term of one year and will be automatically extended on each anniversary unless earlier terminated.

Item 7.01 Regulation FD Disclosure.

On February 18, 2016, the Company filed a press release announcing the appointments of Messrs. Rhodes and Sahag. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this item is being furnished to the Securities and Exchange Commission to comply with Regulation FD. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Description of Exhibit:
99.1	Press Release, dated February 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: February 18, 2016	By:	/s/ David Ide
David Ide Chief Executive Officer and President (Principal Executive Officer)